Exhibit 99.(10)(F)

DRYDEN TOTAL RETURN BOND FUND, INC.

CLASS X SHARES

FORM OF DISTRIBUTION PLAN

This Distribution Plan (the “Plan”) constitutes the written Distribution Plan for the Class X shares issued by Dryden Total Return Bond Fund, Inc., a Maryland corporation (the “Fund”), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). During the effective term of this Plan, the Fund may incur expenses primarily intended to result in the sale of its Class X shares or to maintain or improve account services provided to holders of its Class X shares upon the terms and conditions hereinafter set forth:

Section 1.                                                                                          The Fund is an open-end management investment company formed under the laws of the State of Maryland. The shares in the Fund may be issued in multiple classes.

Section 2.                                                                                          This Plan initially will pertain to Class X Shares of the Fund. Where used in this Plan, the term “Shares” or “Class X Shares” shall pertain only to Class X Shares of the Fund.

Section 3.                                                                                          In order to provide for the implementation of the payments provided for pursuant to this Plan, the Fund may enter into an Amended and Restated Underwriting and Distribution Agreement (the “Agreement”) with Prudential Investment Management Services LCC (“PIMS”), pursuant to which PIMS will serve as the principal underwriter and general distributor of the Fund’s shares, including the Class X Shares, and pursuant to which the Fund may pay compensation to PIMS for its services and to defray various costs incurred or paid by PIMS in connection with the distribution of Class X Shares. Such Agreement, or any modification thereof, shall become effective with respect to Class X Shares of any Fund only upon compliance with Section 12(b) of the Investment Company Act, and Rule 12b-1 thereunder as the same may be amended from time to time.

Section 4.                                                                                          The Fund shall pay to PIMS a distribution and service fee at the annual rate of 1.0% of the average net asset value of the Class X Shares of the Fund which have been outstanding for eight years or less, as determined at the close of each business day, a quarter of which is intended as a fee for services provided to existing holders of Class X Shares. The fee payable to PIMS hereunder is intended to compensate PIMS for services provided and expenses incurred by it relating to the offering of the Class X Shares. Such services and expenses may include, without limitation, purchases by PIMS of additional Class X shares as a bonus for investors in the Fund; payments by PIMS to dealers, brokers, banks and other financial institutions (“Dealers”) with respect to services in connection with sales of Class X Shares; and the payment to Dealers of a service fee of up to 0.50% on an annual basis of average daily net asset value for Class B Shares that have been outstanding for at least seven years (and any Class B Shares purchased through the reinvestment of dividends or capital gains on such shares), determined at the close of each business day, as compensation for maintaining or improving services provided to holders of Class X shares, all as set forth in the Fund’s registration statement as in effect from time to time. PIMS’ fee hereunder shall be payable in arrears for each calendar month within 5 days after the close of such calendar month or at such other intervals as the Board of Directors of the Fund (“Board of Directors”) may determine. A majority of the Qualified Directors, as defined below, may, from time to time, reduce the amount of such payments or may suspend the operation of the Plan for such period or periods of time as they may determine. Amounts payable under the Plan shall be subject to the limitations of Article III, Section 26 of the Rules of Fair Practice of the NASD, Inc. Amounts paid to PIMS hereunder shall not be used to pay distribution expenses or service fees incurred with respect to any other class of shares of the Fund.

Section 5.                                                                                          This Plan shall become effective only upon compliance with Section 12(b) of the Investment Company Act and Rule 12b-1 thereunder and shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually by a majority of the Board of Directors and a majority of the Qualified Directors by votes cast in person at a meeting called for the purpose of voting on continuation of the Plan.

Section 6.                                                                                          PIMS, and any other person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related Agreement shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7.                                                                                          This Plan may be terminated as to Class X Shares of the Fund at any time by vote of the Board of Directors, including a majority of the Qualified Directors, or by shareholder vote in accordance with the Investment Company Act. In the event of such termination, the Fund shall cease to be the Fund upon satisfaction of its outstanding obligations hereunder.

Section 8.                                                                                          All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

a)                                                                                      that such agreement may be terminated with respect to Class X Shares of the Fund at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by shareholder vote in accordance with the Investment Company Act on not more than 60 days’ written notice to any other party to the agreement; and

b)                                                                                     that such agreement shall terminate automatically in the event of its assignment.

Section 9.                                                                                          This Plan may not be amended to increase materially the amounts payable by the Fund pursuant to Section 4 hereof without shareholder approval in accordance with the Investment Company Act and any material amendment to this Plan shall be approved by a majority of the Board of Directors and a majority of the Qualified Directors by votes cast in person at a meeting called for the purpose of voting on the amendment.

Amendments to this Plan other than material amendments of the kind referred to above may be adopted by a vote of the Board of Directors, including a majority of Qualified Directors. The Board of Directors, by such vote, also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 10.                                                                                   As used in this Plan, (a) the term “Qualified Directors” shall mean those Directors of the Fund who are not interested persons of the Fund, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11.                                                                                   While this Plan is in effect, the selection and nomination of the Qualified Directors shall be committed to the discretion of the Qualified Directors then in office.

Executed as of                     , 2006

DRYDEN TOTAL RETURN BOND FUND, INC.

By: